EXHIBIT 99.1

American River Bankshares Announces Stock Repurchase Program

Sacramento, CA, June 15, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today announced that the Board of Directors has approved and authorized a modification to its Stock Repurchase Program for 2012 (the “2012 Program”) to authorize the repurchase during 2012 of up to 6% of the outstanding shares of the Company’s common stock, up from the previous amount of 5% of the outstanding shares. The 2012 Plan announced on January 26, 2012 authorized the repurchase of approximately 494,500 shares based on the 9,890,909 shares outstanding as of January 26, 2012. The modification of the 2012 Program increased the number of shares authorized for repurchase from approximately 494,500 to approximately 593,500 shares.

“We continue to believe that the current market value of the Company’s stock is not reflective of the Company’s value,” said David Taber, President and CEO of American River Bankshares.  “We have been buying shares at prices below our book value which is a good use of our capital resources and this small increase in the repurchase plan reflects our focus on enhancing shareholder value.”

On April 19, 2012, the Company announced its financial results for the first quarter of 2012 with net income of $712,000 and diluted earnings per share of $0.07 per share. Capital ratios for the Company at March 31, 2012 were: leverage ratio of 13.13%, tier 1 risk based capital ratio of 22.11%, and total risk based capital ratio of 23.37%.

The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under the 2012 Program will be retired. The number, price and timing of the repurchases will be at the Company’s sole discretion and the 2012 Program may be re-evaluated depending on market conditions, capital and liquidity needs or other factors. Based on such re-evaluation, the Board of Directors may suspend, terminate, modify or cancel the 2012 Program at any time and for any reason.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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